The information in the preliminary pricing supplement, as amended by this amendment, is not complete and may be changed. The preliminary pricing supplement, as amended by this amendment, is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 28, 2019

October 28, 2019	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Review Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial AverageTM due November 27, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the preliminary pricing supplement dated October 22, 2019, related to the notes referred to above (the “preliminary pricing supplement”), the first sentence under “Supplemental Plan of Distribution” in the preliminary pricing supplement is deemed to be replaced in its entirety by the following sentence:

“We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fourth business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+4”).”

CUSIP: 48132FZU3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of the preliminary pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the preliminary pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the preliminary pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the preliminary pricing supplement.

Preliminary Pricing Supplement dated October 22, 2019:

http://www.sec.gov/Archives/edgar/data/19617/000161577419013392/s120886_424b2.htm

Product supplement no. 4-I dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

Underlying supplement no. 1-I dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

Prospectus supplement and prospectus, each dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment no. 1 to preliminary pricing supplement dated October 22, 2019 to product supplement no 4-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018